Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-213912 on Form S-8 of our report relating to the consolidated financial statements of Fulgent Genetics, Inc. and subsidiaries dated March 19, 2018, appearing in the Annual Report on Form 10-K of Fulgent Genetics, Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

March 19, 2018